Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com

American Realty Investors, Inc. Reports Third Quarter 2005 Results

DALLAS (November 14, 2005) -- American Realty Investors, Inc. (NYSE: ARL), a Dallas-based real estate investment company, announced today that the company reported net income of $15.4 million and $32.1 million, or $1.52 and $3.16 per share, for the three and nine months ended September 30, 2005, compared to net losses of $(7.6) million and $(17.0) million, or $(0.73) and $(1.60) per share, in the same periods in 2004.

Income, sales, and related expenses and costs for the three and nine months of 2005 resulted in increased operating income of $5.4 million and $8.7 million, compared to operating income of $2.3 million and an operating loss of $(950,000) in the 2004 comparable periods, and included:

  Increases in income from rents to $44.7 million and $124.1 million in 2005, from $39.4 million and $113.3 million in 2004. The increase was primarily attributable to completed apartment construction.
  Increases in property operations expenses to $30.0 million and $85.5 million in 2005, from $27.5 million and $83.1 million in 2004. The increase was primarily attributable to completed apartment construction, offset by decreases due to reduced commercial occupancy and management fees.
  Increases in restaurant sales to $9.3 million and $27.3 million in 2005, from $8.7 million and $25.7 million in 2004. Cost of sales increased to $7.0 million and $20.9 million in 2005, from $6.8 million and $19.9 million in 2004. The increases were primarily attributable to increases of 9.3% and 4.9% in same-store sales in 2005. Also, two new concepts were not open during the 2004 periods.
  Other operating expenses - consisting of depreciation and amortization, general and administrative expenses, and advisory fees to affiliate - were $11.6 million and $36.3 million in 2005, approximating the $11.4 million and $36.9 million in 2004. Decreases in depreciation in 2005 were offset by increases in general and administrative expenses in the three months ended September 30, 2005, and increases in advisory fees in the three and nine months then ended.

Other income items - consisting of interest from notes receivable, gain on foreign currency transaction, gain on settlement of debt, and other income - decreased to $2.4 million and $6.5 million in the three and nine months of 2005, compared to $3.7 million and $7.4 million in 2004. The decrease was primarily attributable to decreases in gain on foreign currency transaction and gain on settlement of debt.

Other expense items - consisting of mortgage and loan interest expense, discount on sale of notes receivable, net income fee to affiliate, incentive fee to affiliate, and litigation settlement -- increased to $19.5 million and $50.7 million in the three and nine months of 2005 from $15.2 million and $45.2 million in 2004. The increase was primarily attributable to increases in interest expense, net income fees, and incentive fees.

Gain on land sales increased to $5.4 million and $34.5 million in the three and nine months of 2005, from $827,000 and $4.6 million in 2004.

Income from discontinued operations increased to $21.9 million and $35.2 million in 2005, compared to a loss of $(269,000) and income of $19.3 million in 2004, representing 19 properties sold or held-for-sale in 2005 and 27 properties sold in 2004.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI's web site at www.amrealtytrust.com

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AMERICAN REALTY INVESTORS, INC.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
	(dollars in thousands)

Rental and other property revenues	$44,704	$39,389	$124,050	$113,250
Restaurant sales	9,298	8,667	27,331	25,659
Total operating revenues	54,002	48,056	151,381	138,909

Property operating expenses	29,950	27,529	85,451	83,061
Restaurant cost of sales	7,014	6,788	20,908	19,925
Other operating expenses	11,597	11,390	36,314	36,873
Total operating expenses	48,561	45,707	142,673	139,859

Operating income (loss)	5,441	2,349	8,708	(950)

Other income	2,440	3,738	6,476	7,437
Other expenses	19,521	15,162	50,716	45,163

Loss before gain on land sales, minority interest, and equity in earnings of investees	(11,640)	(9,075)	(35,532)	(37,726)

Gain on land sales	5,435	827	34,525	4,579
Minority interest	336	1,474	(408)	(155)
Equity in income (loss) of investees	71	56	283	(144)

Loss from continuing operations	(5,798)	(6,718)	(1,132)	(34,396)

Income (loss) from discontinued operations	21,872	(269)	35,168	19,341

Net income (loss)	16,074	(6,987)	34,036	(15,055)
Preferred dividend requirement	(650)	(651)	(1,949)	(1,951)

Net income (loss) applicable to Common shares	$15,424	$(7,638)	$32,087	$ (17,006)

Basic and diluted earnings per share:
Net income (loss) from continuing operations	$(0.64)	$(0.70)	$(0.30)	$(3.43)
Discontinued operations	2.16	(0.03)	3.46	1.83
Net income (loss) applicable to Common shares	$1.52	$(0.73)	$3.16	$(1.60)

Weighted average Common shares used to compute earnings per share:
Basic and diluted	10,149,000	10,532,796	10,149,000	10,596,902